Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 19, 2020
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES RECORD QUARTERLY EARNINGS

●	Net income of $10.4 million in the third quarter of 2020, an increase of $2.1 million, or 25% as compared to the second quarter of 2020 and 16% higher than the same quarter in 2019
●	Loans & Leases, Net of Fees grew $167.7 million in the third quarter of 2020, or 8% on a linked-quarter basis
●	Deposits increased by $85.0 million in the third quarter of 2020, or 3% on a linked-quarter basis
●	A stable loan yield and lower cost of deposits led to an improvement of net interest margin to 3.98% in the third quarter of 2020 as compared to 3.81% in the second quarter of 2020

Porterville, CA – October 19, 2020 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced third quarter of 2020 net income of $10.4 million, or $0.67 per diluted share, compared to net income of $9.0 million, or $0.58 per diluted share, in the third quarter of 2019. The Company's return on average assets decreased slightly to 1.34% in the third quarter of 2020, as compared to 1.36% in the third quarter of 2019, however return on average equity increased to 12.34% from 11.78%, for the same comparative periods. The increase in net income is driven primarily by higher net interest income on higher loan balances and higher noninterest income, partially offset by a higher provision for loan and lease losses and noninterest expense.

For the first nine months of 2020, the Company recognized net income of $26.5 million, or $1.72 per diluted share, as compared to $26.7 million, or $1.73 per diluted share, for the same period in 2019.

“Our potential is one thing. What we do with it is quite another.” – Dr. Angela Duckworth

“As we continue to navigate these challenging times, we are very proud to serve our communities as demonstrated by our continued strong loan growth,” stated Kevin McPhaill, President and CEO. “This robust loan growth coupled with a continued focus on efficiency resulted in record high earnings. During these unique times, our foundation as a community bank drives our bankers to find new ways to continue to meet our customers’ needs. The coming months will bring further challenges, but we are determined to use them as opportunities to help our communities, customers, and employees succeed.” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2019)

●	The $3.7 million increase in net interest income is due to a $1.1 million increase in interest income due mostly to higher loan volumes partially offset by lower rates and lower interest expense, as well as a $2.6 million decrease in interest expense due to an increase in noninterest bearing deposits and lower rates on the remaining deposits.
●	The provision for loan & lease losses was $1.0 million higher due to the increase in core loan volume and relative uncertainty in the economy.

Sierra Bancorp Financial Results

October 19, 2020

●	The $1.2 million favorable increase in noninterest income is due to a $0.8 million gain from the disposal of a low-income housing tax credit fund investment, and a $0.7 million increase in bank-owned life insurance (BOLI) income. These increases were partially offset by a $0.3 million decline in customer service charges.
●	Noninterest expense increased by $2.2 million, due mostly to a $1.1 million increase in salaries, a $0.4 million increase in foreclosed asset expenses, and a $0.5 million increase in director’s deferred compensation.

Year to-Date Changes (comparisons to the first nine-months of 2019)

●	Net income was relatively flat with a $0.2 million net decline, or less than 1%. The most significant line item changes were a $4.3 million increase in the provision for loan and lease losses, partially offset by a $3.5 million increase in net interest income due to higher loan balances and a favorable deposit mix.
●	Noninterest income increased by $2.5 million, or 14%, due in part to the third quarter changes described above in the quarterly comparison, but also because of a second quarter $0.7 million gain from the disposal of a tax credit fund investment and a second quarter $0.4 million gain from the sale of debt securities.
●	Noninterest expense increased $2.6 million, or 5% due mostly to the increases previously discussed in noninterest expense for the quarterly comparison.

Balance Sheet Changes (comparisons to December 31, 2019)

●	Total assets increased by $605.8 million, or 23%, to $3.2 billion, during the first nine months of the year.
●	Year-to-date 2020 loan growth of $611.8 million, or 35%, was highlighted by a $437.8 million increase in non-agricultural real estate loans, as well as a $98.4 million increase in mortgage warehouse lines, and $123.6 million of Paycheck Protection Program (PPP) loans.
●	Deposits increased by $423.3 million, or 20% during 2020. The growth in deposits came primarily from noninterest bearing or low-cost transaction and savings accounts, while higher-cost time deposits decreased.

Other interest bearing liabilities increased $149.1 million as we utilized overnight FHLB borrowings to partially fund loan growth in 2020, including PPP loans and increased utilization of mortgage warehouse lines.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)
	At or For the		At or For the	At or For the
	Three Months Ended		Three Months Ended	Nine Months Ended
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Net Income	$10,356	$8,303	$8,952	$26,465	$26,676
Diluted Earnings per share	$0.67	$0.54	$0.58	$1.72	$1.73
Return on Average Assets	1.34%	1.19%	1.36%	1.26%	1.40%
Return on Average Equity	12.34%	10.30%	11.78%	10.90%	12.33%

Net Interest Margin (Tax-Equivalent)	3.98%	3.81%	4.09%	3.97%	4.20%
Yield on Average Loans and Leases	4.56%	4.56%	5.39%	4.75%	5.51%
Cost of Average Total Deposits	0.10%	0.15%	0.54%	0.19%	0.54%
Efficiency Ratio (Tax-Equivalent)¹	53.74%	57.78%	55.64%	56.64%	57.51%

Total Assets	$3,199,618	$3,110,044	$2,635,960	$3,199,618	$2,635,960
Loans & Leases Net of Deferred Fees	$2,377,222	$2,209,480	$1,800,606	$2,377,222	$1,800,606
Noninterest Demand Deposits	$975,750	$949,662	$685,528	$975,750	$685,528
Total Deposits	$2,591,713	$2,506,754	$2,196,207	$2,591,713	$2,196,207
Noninterest-bearing Deposits over Total Deposits	37.6%	37.9%	31.2%	37.6%	31.2%

Shareholders Equity / Total Assets	10.5%	10.5%	11.5%	10.5%	11.5%
Tangible Common Equity Ratio	9.6%	9.6%	10.4%	9.6%	10.4%
Book Value per Share	$21.92	$21.55	$19.85	$21.92	$19.85
Tangible Book Value per Share	$19.84	$19.43	$17.69	$19.84	$17.69

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

October 19, 2020

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income increased $3.7 million to $28.1 million, for the third quarter of 2020 over the third quarter of 2019, and increased $3.5 million to $76.0 million for the first nine months of 2020 relative to the same period in 2019. For the third quarter of 2020, growth in average interest-earning assets totaled $452.8 million, or 19%, as compared to the third quarter of 2019. Although the yield on these balances was 56 basis points lower for the same period, the decrease in our cost of interest-bearing liabilities for the same period was 66 basis points resulting in an overall decline in margin of 11 basis points. Net interest income for the comparative year-to-date periods increased $3.5 million as the increase in volume of interest earning assets and favorable change in our deposit mix more than made up for the decrease in margin.

Our 2020 net interest margin has been impacted primarily by the following:

●	Market conditions, including five interest rate cuts by the Federal Open Market Committee totaling 225 bps over the past 12 months, negatively impacted our yield on existing adjustable and variable rate portfolio loans and created a lower initial interest rate for new loan volumes. In addition, given the low rate environment loan demand for our mortgage warehouse lines increased, resulting in a $92.8 million, or 55%, increase in average balances during the third quarter 2020. The average yield on mortgage warehouse lines declined to 3.16% from 3.85% for the comparative quarters.
●	Origination of SBA PPP loans, issuing 1,334 loans for $123.6 million to assist our customers impacted by the COVID 19 Pandemic. We have collected $5.0 million in loan fees related to PPP loans from the SBA which are accreted over the stated life of the loan.

On September 30, 2020, our outstanding fixed-rate loans represented 28% of our loan portfolio. Adjustable-rate loans represent 61% of our loan portfolio and range in adjustment periods from 30 days to 10 years with most of these subject to repricing after 3-years. There are $68.8 million of these adjustable-rate loans scheduled to adjust in the next quarter. Approximately 77% or $1.1 billion of these loans will not begin repricing until after three years, with $701.8 million repricing after five years. About 12% of our total portfolio, or $273.7 million, consists of variable rate loans. Of these variable rate loans, approximately $93.9 million have floors, with $85.5 million at their floors, which limited the overall reduction in rates.

Discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by two basis points in the third quarter of 2020 as compared to three basis points in the third quarter 2019, and two basis points for the first nine months of 2020 relative to four basis points in the first nine months of 2019. On September 30, 2020 the remaining balance of loan discount available to be accreted was $3.3 million.

Interest expense was $1.0 million for the third quarter of 2020, a favorable decline of $2.6 million, or 73%, relative to the third quarter of 2019. For the first nine months of 2020, compared to the first nine months of 2019, interest expense declined $6.1 million, or 58%, to $4.5 million due to lower rates, higher low or no cost deposits, and lower time deposits. The average balance of higher-cost time deposits declined by $86.7 million, or 16%, in the third quarter of 2020 as compared to the third quarter of 2019. The average 2020 year-to-date balance of such time-deposits declined by $60.9 million, or 11.4%, compared to the same period in 2019. The average balance of lower or no cost transaction and savings accounts increased $158.7 million, or 7.5%, for the third quarter of 2020 compared to the same period in 2019 and increased by $91.6 million, or 10.9%, on a year-to-date basis in 2020 compared to the same period in 2019.

Provision for Loan and Lease Losses

The Company recorded a loan and lease loss provision of $2.4 million in the third quarter of 2020 relative to a provision of $1.4 million in the third quarter of 2019, and a year-to-date loan loss provision of $6.4 million in 2020 as compared to $2.1 million for the same period in 2019. The Company is subject to the adoption of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-

Sierra Bancorp Financial Results

October 19, 2020

03 and related amendments, Financial Instruments – Credit Losses (Topic 326) in 2020. However, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. Although this deferral will still require CECL to be implemented as of January 1, 2020, the Company elected in the first quarter of 2020 to postpone implementation in order to provide additional time to assess better the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the decision was made, there was a significant change in economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans. It was determined that more time was needed to assess the impact of the uncertainty and related actions on the Company's allowance for loan and lease losses under the CECL methodology.

The Company's $1.0 million, or 74%, increase in provision for loan and lease losses in the third quarter of 2020 as compared to the third quarter of 2019, and the $4.3 million, or 210% increase in the first nine months of 2020 compared to the same period in 2019 is due to growth in organic non-owner occupied commercial real estate loans, downgrades of certain loans deferred under section 4016 of the Cares Act and the continued uncertainty surrounding the estimated impact that COVID-19 will have on the economy and our loan customers. Management adjusted its qualitative risk factors under our current incurred loss model for economic conditions, changes in the mix of the portfolio due to loans subject to a payment deferral, potential changes in collateral values due to reduced cash flows, and external factors such as government actions. In particular, the uncertainty regarding our customers' ability to repay loans could be adversely impacted by COVID-19 given higher unemployment rates, requests for payment deferrals, temporary business shut-downs, and reduced consumer and business spending.

Noninterest Income

Total noninterest income reflects increases of $1.2 million, or 21%, for the quarter ended September 30, 2020 as compared to the same period in 2019, and $2.5 million, or 14% for the year-to-date period ended September 30, 2020 as compared to the same period in 2019. The third quarter 2020 comparison to the third quarter 2019 includes a $0.8 million non-recurring gain resulting from the wrap-up of a low-income housing tax credit fund investment, as well as a $0.7 million favorable fluctuation in income on Bank-Owned Life Insurance (BOLI) associated with deferred compensation plans. Those increases were partially offset by lower service charges on deposits. In comparing the 2020 year-to-date period to the same period in 2019, the variances in noninterest income came from a $0.4 million increase in BOLI income, a $1.4 million gain from the wrap up of low-income housing tax credit fund investments, a decrease of $0.6 million in low-income housing tax credit fund expenses, an increase of $0.2 million in the valuation gain of restricted equity investments owned by the Company and a $0.4 million gain on the sale of debt securities from the restructuring of the portfolio in the second quarter.

Service charges on customer deposit account income declined by $0.3 million, or 10%, to $3.0 million in the third quarter of 2020 as compared to the third quarter of 2019. This service charge income was $0.6 million lower, or 7%, in the first nine months of 2020, as compared to the same period in 2019. These declines are primarily a result of decreases in overdraft income offset by increases in interchange income and other deposit fees including analysis.

Noninterest Expense

Total noninterest expense increased by $2.2 million, or 13%, in the third quarter of 2020 relative to the third quarter of 2019, and by $2.6 million, or 5%, in the first nine months of 2020 as compared to the same period in 2019.

Salaries and Benefits were $0.9 million, or 10%, higher in the third quarter of 2020 as compared to the third quarter of 2019 and $2.1 million, or 8%, higher for the first nine months of 2020 compared to the same period in 2019. The reason for this increase is due to several factors, including merit increases for employees due to annual performance evaluations for 2019, new loan production teams for the northern and southern California markets, and a focus on hiring higher-level staff and management. Salary expense deferrals related to loan originations were $0.1 million lower in the third quarter

Sierra Bancorp Financial Results

October 19, 2020

of 2020 relative to the third quarter of 2019, and $0.4 million higher for the first nine months of 2020 compared to the same period in 2019. There have not been any permanent or temporary reductions in employees as a result of COVID-19 although total full-time equivalent employees have declined from 512 at September 30, 2019 to 491 at September 30, 2020.

Occupancy expenses remained relatively flat for the respective comparative periods. Other noninterest expense increased $1.2 million, or 21%, for the third quarter 2020 as compared to the third quarter in 2019, but was only $0.4 million, or 2%, higher for the first nine months of 2020 as compared to the same period in 2019. The variance for the third quarter of 2020 compared to the same period in 2019 was primarily driven by a $0.6 million increase in loan servicing expense, due mostly to write-downs of other real estate owned assets; a $0.5 million increase in professional services; partially offset by a $0.3 million decrease in advertising costs. The $0.5 million change in professional services includes a $0.2 million increase in FDIC assessments due to the Small Bank Assessment credits applied against FDIC deposit insurance costs in the comparative quarter for 2019, a $0.5 million increase in deferred compensation expense for directors, which is linked to the changes in BOLI income, and a $0.2 million reduction in consulting costs. The Company continues to actively consider a variety of operational efficiency opportunities. For the first nine months of 2020, the $0.4 million increase in other noninterest expense was driven by a $0.6 million increase in loan services costs (mostly in foreclosed assets), a $0.3 million increase in deposit services costs, a $0.2 million increase in sundry losses, partially offset by a $0.5 million decrease in advertising costs and a $0.2 million decrease in professional services expense.

The Company's provision for income taxes was 23.4% of pre-tax income in the third quarter of 2020 relative to 24.2% in the third quarter of 2019, and 23.5% of pre-tax income for the first nine months of 2020 relative to 24.9% for the same period in 2019. The decline in tax rate in the third quarter of 2020 is due mostly to a higher percent of the income being tax-exempt income.

Balance Sheet Summary

Balance sheet changes during the first nine months of 2020 include an increase in total assets of $605.8 million, or 23%, due mostly to a $617.7 million increase, or 35%, in the loan portfolio. This significant increase in loan balances in 2020 is due to a $437.8 million increase in non-agricultural real estate loans, a $123.6 million increase in PPP loans, and a $98.4 million change in mortgage warehouse line utilization. Non-agricultural real estate loan balances increased due to deliberate and concentrated efforts of our Northern and Southern market loan production teams. These teams were added in the first quarter 2020 as part of a strategic initiative that began in 2019 to expand our geographic footprint. Our loan pipeline at September 30, 2020 remains robust but has softened from the previous quarter due to a strategic shift to focus on further diversifying our loan mix. Based on this pipeline, we expect continued loan growth in the fourth quarter but not at the same pace as the prior two quarters. Mortgage warehouse loan balances increased due to market factors favorably impacting line utilization due to both mortgage originations and refinancing activity, as well as normal seasonal mortgage activity.

With regards to line utilization, excluding mortgage warehouse and consumer overdraft lines, unused commitments were $304.8 million on September 30, 2020, as compared to $303.4 million on December 31, 2019. Total utilization, excluding mortgage warehouse and consumer overdraft lines was 55% at September 30, 2020, as compared to 59% at December 31, 2019. Commercial line utilization was 57% on September 30, 2020, as compared to 61% on December 31, 2019. Mortgage warehouse utilization was 61% at September 30, 2020, as compared to 59% on December 31, 2019.

The Company’s core deposit intangible assets decreased $0.8 million to $4.6 million at September 30, 2020 from $5.4 million at December 31, 2019. Goodwill remained at $27.4 million during the first nine months of 2020 and was approximately 8% of total capital at September 30, 2020. The Company performed a qualitative test for impairment and determined that no goodwill impairment was probable at September 30, 2020. The Company will continue to evaluate qualitative factors to determine if a quantitative test for goodwill impairment is necessary.

As of September 30, 2020, deposit balances reflected growth of $423.3 million, or 20%, during the first nine months of 2020. Core non-maturity deposits increased by $467.4 million, or 28%, during this period while customer time deposits decreased by $44.1 million, or 9%. Wholesale brokered deposits of $50.0 million were unchanged at September 30,

Sierra Bancorp Financial Results

October 19, 2020

2020 as compared to December 31, 2019. Overall noninterest-bearing deposits as a percent of total deposits at September 30, 2020, increased to 37.7%, as compared to 31.9% at December 31, 2019. Other interest-bearing liabilities of $229.7 million on September 30, 2020 is comprised of $36.7 million of customer repurchase agreements, $148.0 million in overnight FHLB borrowings, $5.0 million in short term borrowings, $5.0 million in long term borrowings, and $35.1 million in subordinated debentures. The increase in overnight FHLB borrowings was due mostly to support organic growth in non-owner occupied commercial real estate loans, PPP loans and changes in mortgage warehouse line utilization. It is anticipated that normal seasonal volatility will reduce utilization on mortgage warehouse lines and PPP loans will start to be forgiven in 2021.

The Company continues to have substantial liquidity. At September 30, 2020, and December 31, 2019, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and Secondary Liquidity Sources	September 30, 2020	December 31, 2019
Cash and Due From Banks	$88,933	$80,077
Unpledged Investment Securities	339,125	366,012
Excess Pledged Securities	61,655	70,955
FHLB Borrowing Availability	380,600	443,200
Unsecured Lines of Credit	80,000	80,000
Funds Available through Fed Discount Window	65,125	59,198
Totals	$1,015,438	$1,099,441

In addition to the primary and secondary sources of liquidity listed above, the Company has also been approved to borrow $12 million from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (PPPLF). Should the Company wish to draw on the PPPLF it would be required to pledge individual SBA PPP loans as collateral. The loans are taken as collateral at their face value. Due to the Company’s liquidity throughout the third quarter of 2020 and expected liquidity in the fourth quarter of 2020, it has elected not to utilize the PPPLF at this time.

Total capital of $336.2 million at September 30, 2020 reflects an increase of $27.0 million, or 9%, relative to year-end 2019. The increase in equity during the first nine months of 2020 was due to the addition of $26.5 million in net income, and a $11.6 million favorable swing in accumulated other comprehensive income/loss, net of $9.1 million in dividends paid, and $2.6 million in stock repurchases prior to March 15, 2020. The remaining difference is related to stock options exercised during the first nine months.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, increased by $3.6 million to $10.2 million for the first nine months of 2020 primarily due to the impact of one commercial real estate credit that went into foreclosure and the downgrade of certain loans deferred due to COVID 19 for which repayment has become uncertain. The Company's ratio of nonperforming loans to gross loans decreased to 0.30% at September 30, 2020 from 0.33% at December 31, 2019. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations, carried at the fair value of the underlying collateral, net of expected disposition costs or are sufficiently collateralized such that no specific reserve or impairment is necessary for the impaired asset in question. The single loan which moved to other real estate owned during the quarter has a pending contract and is expected to close escrow towards the end of October. There was a $4.9 million increase during the third quarter of 2020 in past due loans between 30-89 days and still accruing to $7.2 million at September 30, 2020. This increase was primarily attributable to 2 loans for $6.5 million that returned to current status shortly after September 30, 2020.

The Company's allowance for loan and lease losses was $15.6 million at September 30, 2020, as compared to a balance of $9.9 million at December 31, 2019, and $11.2 million at September 30, 2019. The $5.7 million increase during the first nine months of the year resulted from the addition of a $6.4 million loan loss provision in the first nine months of 2020, less $0.7 million in net charge offs recorded during the period. The additional loan loss provision in the first nine months of 2020 was precipitated primarily by the increase in non-owner-occupied commercial real estate loan balances as well as the impact of changes to qualitative factors associated with economic uncertainty during these unprecedented

Sierra Bancorp Financial Results

October 19, 2020

times. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, as well as further detail on the increase in provision during the third quarter of 2020, please see the discussion above under Provision for Loan and Lease Losses. The allowance was 0.65% of total loans at September 30, 2020, 0.56% at December 31, 2019 and 0.62% at September 30, 2019. Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2020, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

As discussed above under the Provision for Loan and Lease Losses, the Company recorded $6.4 million in provision for loan and lease losses in the first nine months of 2020 as compared to $2.1 million in the first nine months of 2019. This increase is primarily due to organic growth of non-owner occupied commercial real estate loans, certain downgrades to loans on deferral not treated as TDR loan modifications, and the uncertainty of economic risks associated with the COVID-19 pandemic. The Company provided loan modifications not treated as TDRs to its customers of $386.2 million and $28.3 million, during the second and third quarters of 2020, respectively.  The $28.3 million in new loan modifications in the third quarter of 2020 were primarily 90-day deferrals and each borrower was current at the time the loan was modified. The four largest loans modified in the fourth quarter totaled $26.0 million with a weighted-average LTV of 48.2%. The primary purpose of these four loan deferrals was for cash management and each borrower has indicated that they expect to resume payments at the end of the deferral period.

Modifications in place prior to June 30, 2020 were typically structured to provide deferrals of both principal and interest for 180 days. As these loan modifications were for six-months, the Company believed that it was an effective use of resources to create a continuous monitoring process with dedicated internal personnel.  These employees would have likely spent considerable time working through deferral extensions had we initially offered 90-day deferrals.  Instead, these dedicated personnel proactively engaged with our borrowers who had temporary loan modifications to assess the likelihood that each borrower will be able to resume payments after the end of the modification period.  Based on this process, as of September 30, 2020, there were 26 loan deferrals that were downgraded, out of 309 such deferrals at that date: four loans for $1.9 million to impaired or nonaccrual status, five loans for $6.5 million to substandard status, and 17 loans for $17.3 million to special mention status. In addition, other loans have been identified as needing further review to determine if payments will resume. Based on this approach of proactively working with our customers during the second and third quarter 2020, the following table summarizes management’s expectation as of September 30, 2020:

As of 9-30-20				Borrowers that have indicated an intent to resume payments upon expiration of the deferral period
(dollars in thousands)	Deferment Loans	Deferment Balance	Deferment Loans as % of Total Loans in Category	Yes		No/Further Review Required
CRE Non-owner Occupied
Office	14	$ 24,701	8.16%	$ 14,291	57.85%	$ 10,410	42.15%
Retail	24	46,378	15.10%	45,521	98.15%	857	1.85%
Industrial	7	6,150	7.85%	6,150	100.00%	-	0.00%
Hotel	24	106,787	62.04%	100,512	94.12%	6,275	5.88%
Special Purpose	9	7,640	11.53%	7,640	100.00%	-	0.00%
CRE Owner Occupied	72	71,332	21.69%	69,467	97.39%	1,865	2.61%
Commercial - Secured by SFR 1-4 Unit	14	9,982	17.26%	9,237	92.53%	745	7.47%
MultiFamily	4	6,337	7.73%	6,337	100.00%	-	0.00%
Commercial Construction
Hotel	5	40,045	93.23%	40,045	100.00%	-	0.00%
Lots/Land and Other	8	13,723	11.75%	13,723	100.00%	-	0.00%
Ag Farm Mortgage & Ag Production	25	52,345	30.13%	52,345	100.00%	-	0.00%
Consumer SFR 1-4 Unit Mortgage and Consumer Other	45	11,011	7.43%	5,482	49.79%	5,529	50.21%
Commercial & Industrial	58	9,427	4.34%	8,918	94.60%	509	5.40%

Total Loan Deferments	309	$ 405,858		$ 379,668	93.55%	$ 26,190	6.45%

Sierra Bancorp Financial Results

October 19, 2020

Based on borrower intent, it is expected that approximately $352.1 million of modified loans will resume normal payments in October 2020, another $14.2 million are expected to resume payments in November 2020 and $1.6 million are expected to resume payments in December 2020. With respect to the loans above that are not expected to resume normal payments or if additional review is required, approximately $25.6 million are secured by real estate with a weighted-average loan to value of such loans of 50.4%. The value is based on the last appraisal obtained for such property.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center, and a dedicated loan production office in Rocklin, California. In 2020, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 19, 2020

STATEMENT OF CONDITION
(balances in $000's, unaudited)

ASSETS	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Cash and Due from Banks	$88,933	$156,611	$106,992	$80,077	$80,689
Investment Securities	577,278	599,333	620,154	600,799	599,906

Real Estate Loans (Non-Agricultural)	1,695,918	1,463,235	1,259,448	1,258,081	1,263,136
Agricultural Real Estate Loans	127,963	134,454	141,740	144,033	144,618
Agricultural Production Loans	45,782	48,516	49,199	48,036	49,105
Commercial & Industrial Loans & Leases	217,224	221,502	111,990	115,532	115,737
Mortgage Warehouse Lines	287,516	338,124	228,608	189,103	216,913
Consumer Loans	5,897	6,266	7,040	7,780	8,151
Gross Loans & Leases	2,380,300	2,212,097	1,798,025	1,762,565	1,797,660
Deferred Loan & Lease Fees	(3,078)	(2,617)	2,741	2,896	2,946
Allowance for Loan & Lease Losses	(15,586)	(13,560)	(11,453)	(9,923)	(11,200)
Net Loans & Leases	2,361,636	2,195,920	1,789,313	1,755,538	1,789,406

Bank Premises & Equipment	27,216	27,779	28,425	27,435	27,988
Other Assets	144,555	130,401	125,585	129,970	137,971
Total Assets	$3,199,618	$3,110,044	$2,670,469	$2,593,819	$2,635,960

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$975,750	$949,662	$704,700	$690,950	$685,528
Interest-Bearing Transaction Accounts	656,922	641,815	576,014	549,812	545,100
Savings Deposits	361,857	346,262	304,894	294,317	287,774
Money Market Deposits	126,918	125,420	113,766	118,933	124,553
Customer Time Deposits	420,266	433,595	450,017	464,362	503,252
Wholesale Brokered Deposits	50,000	10,000	30,000	50,000	50,000
Total Deposits	2,591,713	2,506,754	2,179,391	2,168,374	2,196,207

Junior Subordinated Debentures	35,079	35,035	34,990	34,945	34,901
Other Interest-Bearing Liabilities	194,657	204,449	103,461	45,711	67,357
Total Deposits & Interest-Bearing Liabilities	2,821,449	2,746,238	2,317,842	2,249,030	2,298,465

Other Liabilities	41,922	36,373	33,168	35,504	34,142
Total Capital	336,247	327,433	319,459	309,285	303,353
Total Liabilities & Capital	$3,199,618	$3,110,044	$2,670,469	$2,593,819	$2,635,960

Sierra Bancorp Financial Results

October 19, 2020

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core Deposit Intangible	4,575	4,844	5,112	5,381	5,650
Total Intangible Assets	$31,932	$32,201	$32,469	$32,738	$33,007

CREDIT QUALITY
(balances in $000's, unaudited)
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Nonaccrual Loans	$7,186	$5,808	$7,351	$5,737	$6,719
Foreclosed Assets	2,970	2,893	766	800	762
Total Nonperforming Assets	$10,156	$8,701	$8,117	$6,537	$7,481

Performing TDR's (not included in NPA's)	$7,708	$9,192	$8,188	$8,415	$9,067
Net Charge Offs	$687	$363	$270	$2,377	$600

Past Due & Still Accruing (30-89)	$7,201	$2,333	$4,071	$2,875	$1,311
Non-TDR Deferred Loans	$405,858	$386,243	$-	$-	$-

Nonperforming Loans to Gross Loans	0.30%	0.26%	0.41%	0.33%	0.37%
NPA's to Loans plus Foreclosed Assets	0.43%	0.39%	0.45%	0.37%	0.42%
Allowance for Loan Losses to Loans	0.65%	0.61%	0.64%	0.56%	0.62%

SELECT PERIOD-END STATISTICS
(unaudited)
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Shareholders Equity / Total Assets	10.5%	10.5%	12.0%	11.9%	11.5%
Gross Loans / Deposits	91.8%	88.2%	82.5%	81.3%	81.9%
Noninterest Bearing Deposits / Total Deposits	37.6%	37.9%	32.3%	31.9%	31.2%

Sierra Bancorp Financial Results

October 19, 2020

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		Qtr Ended:	Nine Months Ended:
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Interest Income	$29,043	$25,385	$27,901	$80,481	$83,172
Interest Expense	969	1,243	3,526	4,478	10,625
Net Interest Income	28,074	24,142	24,375	76,003	72,547

Provision for Loan & Lease Losses	2,350	2,200	1,350	6,350	2,050
Net Interest after Provision	25,724	21,942	23,025	69,653	70,497

Service Charges	2,950	2,618	3,292	8,752	9,386
BOLI Income	1,310	649	590	1,997	1,617
Gain on Investments	-	390	-	390	29
Other Noninterest Income	2,845	3,243	1,987	8,973	6,599
Total Noninterest Income	7,105	6,900	5,869	20,112	17,631

Salaries & Benefits	9,698	9,266	8,784	29,136	27,021
Occupancy Expense	2,559	2,504	2,485	7,390	7,296
Other Noninterest Expenses	7,046	6,263	5,819	18,630	18,280
Total Noninterest Expense	19,303	18,033	17,088	55,156	52,597

Income Before Taxes	13,526	10,810	11,806	34,609	35,531
Provision for Income Taxes	3,170	2,506	2,854	8,144	8,855
Net Income	$10,356	$8,303	$8,952	$26,465	$26,676

TAX DATA
Tax-Exempt Muni Income	$1,467	$1,440	$1,160	$4,246	$3,276
Interest Income - Fully Tax Equivalent	$29,433	$25,769	$28,209	$81,610	$84,043

Sierra Bancorp Financial Results

October 19, 2020

PER SHARE DATA
(unaudited)	Qtr Ended:		Qtr Ended:	Nine Months Ended:
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Basic Earnings per Share	0.68	$0.55	0.58	$ 1.74	1.74
Diluted Earnings per Share	0.67	$0.54	0.58	$ 1.72	1.73
Common Dividends	0.20	$0.20	0.19	$ 0.60	0.55

Weighted Average Shares Outstanding	15,192,838	15,191,823	15,318,580	15,215,167	15,320,041
Weighted Average Diluted Shares	15,387,309	15,237,655	15,434,788	15,422,647	15,449,340

Book Value per Basic Share (EOP)	21.92	$21.55	19.85	21.92	19.85
Tangible Book Value per Share (EOP)	$ 19.84	$19.43	$17.69	$ 19.84	$17.69

Common Shares Outstanding (EOP)	15,341,723	15,192,838	15,284,491	15,341,723	15,284,491

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:		Qtr Ended:	Nine Months Ended:
	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Return on Average Equity	12.34%	10.30%	11.78%	10.90%	12.33%
Return on Average Assets	1.34%	1.19%	1.36%	1.26%	1.40%
Net Interest Margin (Tax-Equivalent)	3.98%	3.81%	4.09%	3.97%	4.20%
Efficiency Ratio (Tax-Equivalent)¹	53.74%	57.78%	55.64%	56.64%	57.51%
Net C/O's to Avg Loans (not annualized)	0.01%	0.00%	0.00%	0.04%	0.03%

Sierra Bancorp Financial Results

October 19, 2020

AVERAGE BALANCES AND RATES
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 6,942	$ 2	0.11%	$ 53,209	$ 12	0.09%	$ 23,447	$ 139	2.35%
Taxable	366,046	1,832	1.99%	403,517	2,250	2.22%	426,523	2,484	2.31%
Non-taxable	227,283	1,467	3.25%	216,746	1,440	3.38%	169,109	1,160	3.44%
Total investments	600,271	3,301	2.45%	673,472	3,702	2.44%	619,079	3,783	2.62%

Loans and Leases: (3)
Real estate	1,700,241	20,467	4.79%	1,477,380	18,355	5.00%	1,425,093	19,858	5.53%
Agricultural Production	47,733	435	3.63%	47,806	452	3.80%	50,394	753	5.93%
Commercial	226,511	2,485	4.36%	170,876	1,080	2.54%	117,414	1,461	4.94%
Consumer	6,226	236	15.08%	6,667	225	13.57%	8,467	354	16.59%
Mortgage warehouse lines	262,593	2,087	3.16%	206,669	1,532	2.98%	169,786	1,646	3.85%
Other	1,868	32	6.82%	2,811	39	5.58%	2,458	46	7.42%
Total loans and leases	2,245,172	25,742	4.56%	1,912,209	21,683	4.56%	1,773,612	24,118	5.39%
Total interest earning assets (4)	2,845,443	$ 29,043	4.12%	2,585,681	$ 25,385	4.01%	2,392,691	$ 27,901	4.68%
Other earning assets	13,190			13,190			12,743
Non-earning assets	215,819			207,623			199,447
Total assets	$ 3,074,452			$ 2,806,494			$ 2,604,881

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 140,634	$ 75	0.21%	$ 134,159	$ 71	0.21%	$ 115,971	$ 87	0.30%
NOW	516,915	89	0.07%	481,679	83	0.07%	446,974	133	0.12%
Savings accounts	354,331	51	0.06%	327,833	46	0.06%	290,221	79	0.11%
Money market	126,567	28	0.09%	125,594	31	0.10%	120,196	53	0.17%
Time Deposits	428,171	383	0.35%	442,762	625	0.57%	499,572	2,367	1.88%
Wholesale Brokered Deposits	29,696	15	0.20%	19,890	37	0.75%	44,946	264	2.33%
Total interest bearing deposits	1,596,314	641	0.16%	1,531,917	893	0.23%	1,517,880	2,983	0.78%
Borrowed funds:
Junior Subordinated Debentures	35,052	258	2.93%	35,009	311	3.57%	34,876	453	5.15%
Other Interest-Bearing Liabilities	107,596	70	0.26%	45,936	39	0.34%	37,092	90	0.96%
Total borrowed funds	142,648	328	0.91%	80,945	350	1.74%	71,968	543	2.99%
Total interest bearing liabilities	1,738,962	969	0.22%	1,612,862	$ 1,243	0.31%	1,589,848	3,526	0.88%
Demand deposits - Noninterest bearing	958,233			830,333			668,139
Other liabilities	43,521			39,155			45,488
Shareholders' equity	333,736			324,144			301,406
Total liabilities and shareholders' equity	$ 3,074,452			$ 2,806,494			$ 2,604,881

Interest income/interest earning assets			4.12%			4.01%			4.68%
Interest expense/interest earning assets			0.14%			0.20%			0.59%
Net interest income and margin (5)		$ 28,074	3.98%		$ 24,142	3.81%		$ 24,375	4.09%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1,302 thousand and $(137) thousand for the quarters ended September 30, 2020 and 2019, respectively, and $(236) thousand for the quarter ended June 30, 2020.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 19, 2020

AVERAGE BALANCES AND RATES
(balances in $000’s, unaudited)
	For the nine months ended			For the nine months ended
	September 30, 2020			September 30, 2019
Assets	Average Balance (1)	Income/ Expense	Average Rate/Yield (2)	Average Balance (1)	Income/ Expense	Average Rate/Yield (2)
Investments:
Federal funds sold/due from time	$32,332	$155	0.64%	$17,948	$327	2.44%
Taxable	392,617	6,542	2.22%	423,668	7,692	2.43%
Non-taxable	213,294	4,246	3.36%	153,763	3,276	3.61%
Total investments	638,243	10,943	2.52%	595,379	11,295	2.73%

Loans and leases:(3)
Real estate	1,524,821	57,544	5.04%	1,449,603	60,057	5.54%
Agricultural	48,022	1,470	4.09%	50,742	2,326	6.13%
Commercial	168,574	4,661	3.69%	120,011	4,575	5.10%
Consumer	6,822	831	16.27%	8,615	961	14.91%
Mortgage warehouse lines	204,839	4,884	3.18%	110,776	3,812	4.60%
Other	3,302	148	5.99%	2,995	146	6.52%
Total loans and leases	1,956,380	69,538	4.75%	1,742,742	71,877	5.51%
Total interest earning assets (4)	2,594,623	80,481	4.20%	2,338,121	83,172	4.81%
Other earning assets	13,074			12,312
Non-earning assets	206,816			204,480
Total assets	$2,814,513			$2,554,913
Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$121,246	$209	0.23%	$111,808	$248	0.30%
NOW	485,176	295	0.08%	440,443	393	0.12%
Savings accounts	326,730	170	0.07%	289,263	230	0.11%
Money market	123,149	101	0.11%	124,090	136	0.15%
Certificates of deposit, under $100,000	78,239	270	0.46%	90,103	843	1.25%
Certificates of deposit, $100,000 or more	365,532	2,104	0.77%	397,115	6,308	2.12%
Brokered deposits	30,135	219	0.97%	47,594	873	2.45%
Total interest bearing deposits	1,530,207	3,368	0.29%	1,500,416	9,031	0.80%
Borrowed funds:
Federal funds purchased	511	1	0.26%	398	1	0.34%
Repurchase agreements	33,676	101	0.40%	21,389	64	0.40%
Short term borrowings	28,299	43	0.20%	6,972	123	2.36%
TRUPS	35,008	965	3.68%	34,830	1,406	5.40%
Total borrowed funds	97,494	1,110	1.52%	63,589	1,594	3.35%
Total interest bearing liabilities	1,627,701	4,478	0.37%	1,564,005	10,625	0.91%
Demand deposits - non-interest bearing	822,882			658,784
Other liabilities	39,646			42,752
Shareholders' equity	324,284			289,372
Total liabilities and shareholders' equity	$2,814,513			$2,554,913
Interest income/interest earning assets			4.20%			4.81%
Interest expense/interest earning assets			0.23%			0.61%
Net interest income and margin(5)		$76,003	3.97%		$72,547	4.20%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $924 thousand and $(314) thousand for the nine months ended September 30, 2020 and 2019, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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